Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Matt Schuler	Date	March 27, 2019
Email	matt.schuler@lasalle.com	Telephone	+1 312 897 4192

JLL Income Property Trust
Announces Q4 and Full Year 2018 Portfolio Results

•	Provided net of fees 2018 total returns for our Class M-I and A shares of 8.27% and 7.42%, respectively.

•	Quarterly dividends have been declared for 29 consecutive quarters, with an average annual increase of nearly 5% over that seven-year period.

•	Acquired three new properties in 2018, bringing portfolio to 70 properties.

•	Awarded a four-star sustainability rating from GRESB, becoming the first NAV REIT to achieve this ranking by this leading global ESG benchmarking organization.

•	Continued balance sheet deleveraging, lowering overall leverage ratio of 39% at year-end 2018, and further reduction to 34% as of February 28, 2019

•	Asset value increased 6.9%, from $2.6 billion to $2.7 billion.

Chicago (March 27, 2019) - JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) today announced the results of its execution on a number of strategic initiatives in the fourth quarter and full year for 2018, which helped drive operational and investment performance while positioning the company for future growth and enhanced stockholder value.

JLL Income Property Trust ended the year with $2.7 billion in total assets made up of a geographically diversified portfolio of 70 core properties spanning the apartment, industrial, office and retail property sectors. With late-cycle market conditions continuing to build, JLL Income Property Trust has proactively decreased its leverage ratio to 39% at year-end 2018, with a further reduction to 34% as of February 28, 2019.

In March 2019, the JLL Income Property Trust Board of Directors approved a gross dividend increase of approximately 4 percent over prior quarters - marking twenty-nine consecutive quarterly dividends beginning with the first quarter 2012. This is the sixth dividend increase since inception.

In the fourth quarter, JLL Income Property Trust increased and extended its credit facility by $100 million until Q2 2021. The company’s working capital facility now totals $400 million, syndicated across seven world-class lending institutions and can be increased through an accordion feature to a total of $650 million. Fixed-rate borrowing accounts for 96 percent of the fund’s debt, providing a safeguard from floating interest rate risks.

“We believe we are well-positioned to manage through cycles, and are indeed purposefully built to do so, with higher occupancies, longer lease durations in well-located and higher-quality properties leveraged responsibly,”

said Allan Swaringen, President and CEO of JLL Income Property Trust. “We are optimistic about what lies ahead for our performance given the strong economic and market trends, the quality of our portfolio, our strong balance sheet and the capabilities and commitment of our team.”

JLL Income Property Trust is an institutionally managed, daily NAV REIT that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing apartment, industrial, office and retail properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading real estate investment managers with approximately US$65 billion of private and public equity and private debt investments under management (as of Q4 2018). LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open and closed-end funds, public securities and entity-level investments. LaSalle is a wholly-owned, operationally independent subsidiary of Jones Lang LaSalle Inc. (NYSE: JLL), one of the world’s largest real estate companies. For more information please visit www.lasalle.com.

Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.